December 20, 2019

Lori Browne
Executive Vice President and General Counsel
Forterra, Inc.
511 E. Jon Carpenter Freeway, Suite 600
Irving, TX 75062

       Re: Forterra, Inc.
           Registration Statement on Form S-3
           Filed December 13, 2019
           File No. 333-235501

Dear Ms. Browne:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Sherry Haywood, Staff Attorney at (202) 551-3345 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Manufacturing